Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

ADVANCED BIOHEALING, INC.,

a Delaware Corporation

(Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware)

Advanced BioHealing, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The original Certificate of Incorporation of Advanced BioHealing, Inc. was filed with the Secretary of State of Delaware on January 30, 2004, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 7, 2004, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 27, 2005, a Certificate of Amendment to Certificate of Incorporation was filed with the Secretary of State of Delaware on September 12, 2006, a Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of Delaware on December 21, 2006, and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 23, 2007.

I.	The first paragraph of Article IV, Section A of the Third Amended and Restated Certificate of Incorporation of Advanced BioHealing, Inc. is hereby restated in its entirety as follows:

A. Classes of Stock. The Corporation is authorized to issue two classes to shares to be designated respectively Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 12,070,549 shares, 500,561 of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”), 1,541,114 of which shall be designated Series B Preferred Stock (the “Series B Preferred Stock”), 8,693,231 of which shall be designated Series C Preferred Stock (the “Series C Preferred Stock”), and 1,335,643 of which shall be designated Series C-1 Preferred Stock (the “Series C-1 Preferred Stock”). The total number of shares of Common Stock that the Corporation shall have the authority to issue is 16,168,330. The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.001 per share.

II. The two references to the number “0.1273” in the second paragraph of Article IV, Section A shall deleted and inserted in their place shall be the number “0.127268”; all other provisions of the second paragraph of Article IV, Section A remain in full force and effect.

These Amendments to the Third Amended and Restated Certificate of Incorporation of Advanced BioHealing, Inc. have been duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

[Signature page follows.]

IN WITNESS WHEREOF, Advanced BioHealing, Inc. has caused this Certificate to be signed by its Chief Executive Officer this 6th day of September, 2007.

ADVANCED BIOHEALING, INC.

By:	/s/ Kevin Rakin
Name: Kevin Rakin
Title: Chief Executive Officer